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                                                                     EXHIBIT 5.1


September 5, 2000


Arena Pharmaceuticals
6166 Nancy Ridge Drive
San Diego, CA 92121

Ladies and Gentlemen:

We have acted as counsel to Arena Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed pursuant to the Securities Act of 1933, as amended (the "Act") and relating to 2,000,000 shares (the "Shares") of the Company's Common Stock, $0.0001 par value per share (the "Common Stock"). The Shares covered by this Registration Statement will be issued pursuant to the Arena Pharmaceuticals, Inc. 2000 Equity Compensation Plan (the "Plan").

We have examined the Registration Statement and such corporate records, statutes and other documents, as we have deemed relevant in rending this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with originals of documents submitted to us as copies thereof.

Based on the foregoing, it is our opinion that the Shares originally issued by the Company to participants in the Plan will be, when issued in accordance with the terms of the Plan, validly issued, fully paid and nonassessable.

The opinion set forth above is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Morgan, Lewis & Bockius, LLP